MAJORITY SHAREHOLDER CONSENT
                      Greenway Environmental Systems, Inc.

                               September ___, 1998

         The undersigned collectively represent the holders of a majority of the issued and outstanding shares of Greenway Environmental Systems, Inc., a Nevada Corporation ("Greenway").

         In accordance with Nevada Law, the undersigned majority shareholders understand and agree that they may waive notice of a shareholders' meeting and agree to the adoption of any action or election of directors which could be enacted or voted upon by a majority of the Greenway shareholders at a shareholder meeting regularly called for such purposes. The undersigned hereby wish to exercise such right and do hereby waive notice of a Special Shareholders Meeting and the opportunity to vote at such meeting and hereby express, by their majority consent, approval to the following corporate actions and elections requiring shareholder consent and approval::

         1. Approval that the Board of Directors (as now constituted or as may subsequently be constituted pursuant to the Reverse Acquisition Agreement) has proposed the change of name of the corporation of record to Travel Dynamics, Inc., or any reasonable derivation of such name as determined by the Board.

         2. Even though not required under Nevada Law, the undersigned shareholders wish to ratify, as part of the Reverse
                  Acquisition Agreement, the reverse split by the Board of Directors of the Company's shares on a nineteen and one half to one (19.5:1) ratio, including the shares of the undersigned.

         3. The change of business purpose and location of Greenway to the business currently conducted by Travel Dynamics at its current place of business in or around Scottsdale, Arizona.

         4. Increasing the number of Directors to five. The election of the following nominees by the travel dynamics corporation to be the new Board of Directors of the Company (Greenway/Travel Dynamics):

                           (a)      James Piccolo
                           (b)      Brian K. Service
                           (c)      Thomas (Tom) Dennis
                           (d)      Gary Davies
                           (e)      Thomas Vergith

         5. All other terms and provisions of the Reverse Acquisition Agreement between the Company and Travel Dynamics, Inc.

         Each of the undersigned fully cast all of their votes which they are entitled to vote in favor of the election and appointment of the foregoing to the Board of Directors, subject only to the closing of the Reverse Acquisition Agreement with Greenway.

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         While not requiring shareholder approval,  the undersigned also wish to
ratify  and  affirm  the  Board's   decision  to  issue  out,  as  part  of  the
reorganization with Travel Dynamics, two million shares of the Company stock is reverse split to the Travel Dynamics shareholders as part of the Reverse Acquisition Agreement.

         The undersigned represent that they have been fully informed of the terms of the Reverse Acquisition Agreement and have been given an opportunity to review such Agreement before entering this informed consent. The undersigned shareholders further represent that they have had full opportunity to ask questions of and discuss the proposed matters listed above, and the other terms and conditions of the Reverse Acquisition, with Greenway management and are fully satisfied with the fact that they have been given full and complete disclosure of such transaction and herewith voluntarily and willfully approve such transaction of their free will and accord. Further, the undersigned represent that they understand that they may consent to such action or may withhold their consent and that they are fully entitled to review this decision with outside legal or accounting experts of their own choosing and have either done so or knowingly elected not to do so.

         Finally, the undersigned shareholders understand and agree that with their majority approval of these matters, a formal meeting and proxy will not be solicited of the other shareholders in the Company; but, in accordance with the By-Laws of the Company, notice of the undersigned majority consent and the actions taken pursuant to this consent will be distributed to all shareholders of the Company by the new management group.

         WITNESS the signature and date of each of the undersigned shareholders of the Company constituting a majority of all issued and outstanding shares on this ____ day of September, 1998.

SHAREHOLDERS:



--------------------      --------------------      --------------------
Andrew Limpert            Date                      # of Shares




--------------------      --------------------      --------------------
Thomas Hinckle            Date                      # of Shares




--------------------      --------------------      --------------------
Fred O. Walden            Date                      # of Shares




--------------------      --------------------      --------------------
Yorktown Ltd.             Date                      # of Shares
By:__________________
Its:__________________

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